EXHIBIT 10.86

SUBLEASE AGREEMENT

This SUBLEASE AGREEMENT (this “Sublease”) is made and entered into as of November 30, 2007 by TARRAGON SOUTH DEVELOPMENT CORP., a Nevada corporation (“Sublessor”), and PARLUX FRAGRANCES, INC., a Delaware corporation (“Sublessee”).

RECITALS

A.

Sublessor and FBEC – Cypress Financial Center, L.P., a Delaware limited partnership (“Original Landlord”), entered into that certain Office Lease Agreement, dated as of August 24, 2005, pursuant to which Sublessor leased Suite 500 consisting of 19,072 square feet of rentable space (the “Leased Premises”) in the building (the “Building”) located at 5900 North Andrews Avenue, Fort Lauderdale, Florida 33309 (the “Lease”).

B.

Subsequent to the execution of the Lease, the Building was conveyed by Original Landlord to Tricony CFC, L.L.C., a Delaware limited liability company (“Landlord”).

C.

A copy of the Lease is attached hereto as Exhibit “A” and made a part hereof.

D.

Sublessor desires to sublease the Leased Premises to Sublessee, and Sublessee desires to so sublease the Leased Premises from Sublessor. The Leased Premises will also sometimes be referred to herein as the “Subleased Premises”.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

AGREEMENT

1.

TERMS AND CONFLICTS. All capitalized terms used herein, which are not separately defined herein and which are defined in the Lease, shall have the defined meanings ascribed to them in the Lease. In the event that the terms and provisions of this Sublease conflict with the terms and provisions of the Lease, the terms and provisions of the Lease shall govern and be controlling.

2.

SUBLEASE GRANT; “AS IS” CONDITION.

(a)

Grant. Sublessor hereby subleases and demises to Sublessee, and Sublessee hereby hires and subleases from Sublessor, the Subleased Premises.

(b)

“As Is” Condition. Sublessee acknowledges that prior to the execution of this Sublease, Sublessee, with Sublessor’s permission, was permitted to make a complete physical inspection of the Subleased Premises and that Sublessee has satisfied itself with the condition of the same. Sublessor makes no warranties or representations regarding the use or the condition of the Subleased Premises, or the suitability of the Subleased Premises for Sublessee’s purposes. Sublessee, moreover, acknowledges (a) that Sublessee has entered into this Sublease with the intention of making and relying upon its own investigation of the condition of the Subleased Premises, (b) that Sublessee is not relying upon any statements, representations or warranties made by Sublessor or anyone acting or claiming to act on Sublessor’s behalf concerning the Subleased Premises, and (c) neither Sublessor nor Landlord will perform any work to prepare the Subleased Premises for Sublessee’s occupancy. Sublessee accepts the Subleased Premises in their condition existing as of the date of this Sublease, “AS IS/WHERE IS/WITH ALL FAULTS,” subject to all applicable municipal, county, state and federal laws, ordinances and regulations governing the use of the Subleased Premises. Sublessor shall be responsible for the removal of all furniture and equipment from the Leased Premises with the exception of those items that constitute the Sublesse’s Fixtures and Equipment (as defined herein and listed on Exhibit “C” attached hereto and made a part hereof). All such furniture and equipment that does not constitute the Sublessee’s Fixtures and Equipment and is not so removed by the Commencement Date may be removed by Sublessee and the cost of such removal shall be reimbursed by Sublessor to Sublessee on demand. Any damage to the Leased Premises caused by such removal of such furniture and equipment shall be promptly repaired by Sublessor within thirty (30) days of such removal (or if not reasonably capable of being repaired in such time period, then within such time period that may be reasonably necessary to so complete such repair). If such repair is not completed within the time period set forth in the immediately preceding sentence, Sublessee shall be entitled to perform such repairs and the cost of the same shall be reimbursed by Sublessor to Sublessee on demand.

3.

TERM. The term of this Sublease (the “Term”) shall commence on February 1, 2008 (the “Commencement Date”) and expire on January 31, 2016, unless sooner terminated as provided herein. Notwithstanding anything contained herein to the contrary, if the Lease expires or is terminated, for any reason, then this Sublease also shall automatically expire or terminate as of the expiration or termination date of the Lease, and the parties will be relieved of any further liability or obligation under this Sublease, except for those matters that are to survive the expiration or termination of the Lease and this Sublease. Notwithstanding anything contained herein to the contrary, Sublessee shall be permitted access to the Subleased Premises on a date that is thirty (30) days prior to the Commencement Date for the purpose of performing the improvements described in Exhibit “B” attached hereto and made a part hereof, provided, that all of the terms and provisions of this Sublease have been complied with in all respects other than any payment of the Base Rent and the Additional Rent (as such terms are defined herein); it being understood that the payment of the Base Rent and the Additional Rent shall not commence until the dates provided in Schedule “A” and Schedule “B” attached hereto and made a part hereof. Furthermore, the parties hereto understand, acknowledge and agree that Sublessor shall be operating its normal and customary business activities at the Leased Premises prior to the Commencement Date and any such access prior thereto shall be performed so as not to interfere with such activities in any material respect. The parties agree to mutually cooperate with respect to such access prior to the Commencement Date and shall, subject to the terms hereof, reasonably cooperate with each other in connection therewith.

4.

USE. Sublessee agrees to use the Subleased Premises for office purposes and no other use. Notwithstanding anything contained herein to the contrary, Sublessee shall not use or permit the Subleased Premises to be used in any manner which would constitute a public or private nuisance or waste or violate any terms and provisions of the Lease. Sublessee shall not use or occupy the Subleased Premises contrary to any statute, rule, order, ordinance, requirement, law or regulation applicable thereto nor in any manner that would interfere with the plumbing, mechanical, HVAC or electrical systems of the Building.

5.

BASE RENT AND ADDITIONAL RENT

(a)

Base Rent. Sublessee covenants and agrees to pay to Sublessor, as base rent for the Subleased Premises, in good funds at the time of payment, in advance, on the first day of July 2008, and on the first day of each month thereafter during the Term the applicable amount for that month as stated in Schedule “A” (the “Base Rent”). Sublessee shall not be responsible for any additional rents other than as provided in Section 5 (b) and Section 5(c) of this Sublease Agreement.

(b)

Rent Reimbursement. Notwithstanding the foregoing, commencing February 1, 2009 and continuing to the end of the term of this Sublease, monthly Base Rent shall be increased each month by $2,119.11 in accordance with the calculation reflected on Schedule “C” attached hereto and made a part hereof. Commencing February 1, 2009, the total amount of monthly Base Rent otherwise payable in accordance with Schedule “A” shall be increased by the said sum of $2,119.11 and the total thereof shall constitute the monthly Base Rent for the remainder of the Term.

(c)

Additional Rent; Partial Payments Toward Sublessee’s Fixtures and Equipment. In addition to the payment of the Base Rent as above provided, Sublessee covenants and agrees to pay to Sublessor, as additional rent, on each date that the payment of the Base Rent is due and payable to Sublessor the amount stated on Schedule “B” applicable to that date for reimbursement to Sublessor for Sublessor’s share of Operating Expenses payable by Sublessor under the Lease. Any monies remaining after such reimbursement of Sublessor’s share of Operating Expenses (such remaining monies are hereinafter referred to as the “Additional Payment for Sublessee’s Fixtures and Equipment”) shall be payable to Sublessor and applied by Sublessor to the payment of the use by, and conveyance to as set forth in Section 33 hereof, Sublessee of improvements (including existing furniture, workstations and appliances as set forth herein) in the Leased Premises, a list of which is attached hereto as Exhibit “C” and made a part hereof (the “Sublessee’s Fixtures and Equipment”). The foregoing payments regarding the reimbursement of Operating Expenses, together with any and all other payments to be made by Sublessee to Sublessor hereunder, other than the Base Rent and other than the Additional Payment for Sublessee’s Fixtures and Equipment and the Initial Payment for Sublessee’s Fixtures and Equipment (as defined herein), shall be referred to herein as the “Additional Rent”.

(d)

Payment During Partial Month. In the event that the Term hereof shall end on a date that is not the last day in a calendar month, then all Rent (as defined herein) and other sums payable hereunder payable during such partial month shall be appropriately prorated. Notwithstanding anything contained herein to the contrary, the Base Rent, the Additional Rent and any Additional Payment for Sublessee’s Fixtures and Equipment that would be payable during the first full calendar month occurring during the Term shall be fully abated.

(e)

Location of Payments. All of the Base Rent and the Additional Rent and all other amounts due and payable hereunder shall be paid by Sublessee directly to Sublessor by ACH transfer on the first day of each calendar month in accordance with the terms and provisions hereof pursuant to the instructions set forth on Exhibit “D” attached hereto and made a part hereof.

6.

PAYMENT OF RENT. All installments of the Base Rent and the Additional Rent and all other sums due from Sublessee to Sublessor under this Sublease (other than the Initial Payment for Sublessee’s Fixtures and Equipment and the Additional Payment for Sublessee’s Fixtures and Equipment) are hereinafter, collectively, referred to as “Rent”. All Rent shall be paid without offset, demand, deduction or notice of any kind or nature whatsoever, except as specifically provided in this Sublease, and shall include, when paid, applicable Florida sales tax payable thereon. If any installment of Rent is not paid within five (5) days after its due date, Sublessee shall pay to Sublessor a late payment charge equal to seven percent (7%) of such past due amount. In addition to the rental payments provided for in this Sublease, Sublessee shall pay to Sublessor any and all taxes imposed by any governmental entity on all amounts classified as rent (excluding federal income taxes), including all sales tax applicable to any payments of Rent or any other payments required of Sublessee hereunder immediately upon written notice from Sublessor (provided, however, no notice shall be required regarding the payment of applicable Florida sales tax other than as set forth herein in Section 12 (a) (i) regarding notices for late payment of Rent). The covenant to pay Rent shall be independent of all of the other covenants contained in this Sublease. Any tender by Sublessee of any Rent payment with conditions imposed upon its acceptance may be accepted by Sublessor without regard to such condition of tender and Sublessor is permitted to accept such payment and apply the same to any balance then due as if such condition were not imposed.

7.

LANDLORD’S SERVICES. It is understood and agreed that Sublessor shall not directly provide any services to Sublessee, but rather Sublessee shall look to Landlord to provide all such services provided by Landlord to Sublessor to be made available to Sublessee on the same basis as set forth in the Lease. Sublessor covenants and agrees that it shall do nothing which shall have the effect of creating a breach of any of the terms, covenants and conditions of the Lease. Failure on the part of Landlord to provide any services required under the Lease shall not be a default by Sublessor of its obligations under this Sublease and in connection therewith, the fact that Sublessee’s use and occupancy of the Subleased Premises may be disturbed or prevented from any such cause shall not in any way suspend, abate or reduce any amount of Rent due and payable under this Sublease unless, and then only to the extent that, such cause likewise acts to suspend, abate or reduce the rent Sublessor is obligated to pay under the Lease for the Leased Premises. Sublessee shall be entitled to any relief provided to Sublessor under the Lease regarding Landlord’s failure to provide services.

8.

COMPLIANCE WITH LEASE. Sublessee represents to Sublessor that it has read the entire Lease and is familiar with each of its terms, covenants and conditions, and Sublessee acknowledges and agrees that this Sublease is under, and subject and subordinate to, the terms, covenants and conditions of the Lease. Subject to Section 14 hereof, Sublessee hereby agrees to be bound by and to assume and perform all of Sublessor’s obligations as the “tenant” under the provisions of the Lease and all of such provisions are hereby incorporated as additional terms, covenants and conditions of this Sublease as if they were recited herein (even if already set forth herein), including, without limitation, all payment, maintenance, repair and replacement obligations under the Lease. Notwithstanding anything contained herein to the contrary, Sublessor, and not Sublessee, shall remain bound by the obligations as set forth in the Lease, and shall perform the obligations associated with, the payment of all “rent” as defined in the Lease. Furthermore, Sublessor shall be bound by and shall be in all respects responsible for any and all obligations of the tenant under the Lease that arose prior to the date hereof.

9.

INDEMNIFICATION. Sublessee shall indemnify and defend Sublessor against, and hold Sublessor harmless from, all claims, damages, costs, demands, liabilities and expenses (including reasonable attorneys’ fees) caused by (a) the act, neglect or omission or misconduct of Sublessee, or its agents, contractors, employees, licensees or invitees, or (b) the nonperformance or nonobservance of any of Sublessee’s obligations under this Sublease, including Sublessee’s obligations, nonperformance or nonobservance regarding the Lease, or (c) the conduct or management of Sublessee’s business or from any work or thing whatsoever done in or about the Subleased Premises by Sublessee, its agents, contractors, employees, licensees or invitees. Further, Sublessee shall indemnify and defend Sublessor against, and hold Sublessor harmless from, all claims, damages, costs, demands, liabilities and expenses (including reasonable attorneys’ fees) with respect to any accident, injury or damage whatsoever to any person or to the property of any person or persons occurring in or about the Subleased Premises at any time during the Term, excluding, however, any such liability resulting from the gross negligence or willful misconduct of Sublessor. All personal property placed and moved into the Subleased Premises will be at the risk of Sublessee and Sublessor will not be liable to Sublessee for damage to person or property arising from theft, vandalism, HVAC malfunction, the bursting or leaking of water pipes or other leaks, or any act or omission of any co-tenant, the Landlord or any other occupant of the Building or of any other person. However, the foregoing will not relieve Sublessor of liability for damage or injury resulting solely from Sublessor’s gross negligence or willful misconduct. In no event will Sublessor be liable for consequential damages to Sublessee or any of Sublessee’s agents.

10.

INSURANCE. At Sublessee’s sole cost and expense, Sublessee shall maintain at all times during the Term those certain coverages, in amounts and in form, as is described in Article 17 of the Lease. Such insurance to be procured and maintained by Sublessee hereunder shall name Sublessor and Landlord as additional insured parties thereunder. Sublessee shall deliver to Sublessor certificates of insurance evidencing all policies and renewals thereof to be maintained by Sublessee pursuant to this Section 10 prior to taking possession of the Subleased Premises and not later than thirty (30) days prior to the stated expiration date of each policy. Additionally, all insurance policies to be procured, and maintained by Sublessee hereunder shall contain a provision which requires thirty (30) days’ written notice to be given to Sublessor by the insurance company before any such insurance policy is changed, lapses or is canceled. Finally, all insurance required to be procured and maintained by Sublessee hereunder shall be primary to any insurance maintained by Sublessor. Sublessor and Sublessee agree to have their respective insurance companies issuing property damage insurance waive any rights of subrogation such companies may have against Sublessee or Sublessor, as the case may be, so long as the insurance carried by Sublessor and Sublessee, respectively, is not invalidated thereby. As long as such waivers of subrogation are contained in their respective insurance policies, Sublessor and Sublessee hereby waive any right that either may have against the other on account of any loss or damage to their respective property to the extent such loss or damage is insurable under a policy of insurance for fire and all risk coverage, theft, public liability or similar insurance.

11.

ASSIGNMENT AND SUBLEASE

(a)

Prohibition. Sublessee shall not assign, pledge or encumber this Sublease, or sub-sublease the Subleased Premises, or any part thereof, without the prior written consent of Sublessor and Landlord. If this Sublease is assigned or sub-sublet without the prior written consent of Sublessor and Landlord, or if the Subleased Premises or any part thereof shall be sub-subleased or occupied by an occupant other than Sublessee, Sublessor may, after default by Sublessee, subject to any notice and/or cure provisions provided for herein, collect rent from the assignee, sub-subtenant or occupant, and apply the net amount collected to the rent reserved herein, but no such collection shall be deemed a waiver of this covenant not to transfer or encumber Sublessee's interest in the Subleased Premises without Sublessor's and Landlord's prior written consent, or the acceptance of such assignee, sub-subtenant or occupant as a replacement tenant, or a release of Sublessee from further observance and performance of all of the covenants and obligations of Sublessee described in this Sublease. Sublessor shall not assign this Sublease without the prior written consent of Sublessee. Notwithstanding anything contained herein to the contrary, but subject in all respects to the terms of the Lease and any consent rights of Landlord thereunder, Sublessee shall have the right, without Sublessor’s consent, but after at least ten (10 business days’ prior written notice to Sublessor (which notice shall contain documentation reasonably acceptable to Sublessor describing and evidencing the transaction set forth in such notice with a covenant to forward copies of any further documentation that may be reasonably requested by Sublessor upon completion of the applicable transaction), at any time during the Term, to assign this Sublease and its rights hereunder to any corporation or other entity (i) controlling, controlled by or under common control with Sublessee; (ii) resulting from a merger or consolidation with Sublessee; or (iii) that has acquired or is simultaneously therewith acquiring ownership of substantially all of the stock or assets of Sublessee. Any such notice and any such documentation submitted by Sublessee shall constitute confidential material and disclosure which Sublessor hereby agrees may not be disclosed, in whole or in part, to any third party, except for disclosure to Landlord to the extent required by the terms of the Lease and as otherwise required pursuant to applicable law. In no event and under no circumstances shall any assignment relieve Sublessee of any of its obligations under this Sublease.

(b)

Obligations to Assume. Anything herein to the contrary notwithstanding, no assignment or sub-sublease approved by Sublessor and Landlord under the provisions of this Sublease shall be effective unless and until the assignee or sub-subtenant expressly assumes all of Sublessee's obligations under this Sublease as and to the same extent as if such assignee or sub-subtenant were the original sublessee named in this Sublease. Such assumption shall be in writing. No transfer shall be effective unless and until an executed copy of the assignment or sub-sublease and the assumption thereof shall be furnished to Sublessor and Landlord within thirty (30) days after the date of the execution thereof. In addition to the foregoing, if Sublessor and Landlord approve any proposed assignee or sub-subtenant, Sublessor's consent to any proposed assignment or sub-sublease shall be further conditioned upon the requirements that the assignment or sub-sublease shall expressly provide that (a) the assignment or sub-sublease is, without condition, subject to all of the limitations, terms and conditions of this Sublease and (b)

the assignee’s or sub-subtenant's rights shall not survive the earlier of the termination of this Sublease or the Lease, whether such early termination was effected by voluntary cancellation by the parties thereto or otherwise. If consent is once given by Sublessor and Landlord to an assignment or sub-sublease of the Subleased Premises, Sublessor and Landlord shall not be barred from subsequently refusing to consent to any further assignment or sub-sublease. The consent by Sublessor and Landlord to any sub-sublease or assignment by Sublessee shall not relieve or release Sublessee from any of its duties or liabilities under this Sublease whether past, present or future and Sublessee shall remain liable for all of the obligations of “sublessee” hereunder, including, without limitation, the obligation to timely pay all Rent and other sums hereunder.

12.

DEFAULT.

(a)

Default by Sublessee. If (i) at any time Sublessee fails to pay any portion of the Rent by the day when the same shall become due and payable (provided, however, such failure shall not trigger a default one time in any given calendar quarter during the Term hereof unless such failure shall continue following the passage of three (3) business days after Sublessor gives Sublessee notice of such failure) or (ii) if Sublessee fails to perform any of the other terms, conditions or covenants of this Sublease to be performed by Sublessee, other than the payment of Rent, and said failure shall continue for a period of fifteen (15) days after the service of written notice of such breach from Sublessor to Sublessee (provided, however, that if the nature of the failure of performance is such that more than fifteen (15) days is reasonably required for its cure, then Sublessee shall have an additional period of time as is reasonably required to cure such failure (but no more than an additional fifteen (15) day period) so long as Sublessee commences such cure within said initial fifteen (15) day period and thereafter diligently prosecutes such cure to completion by the additional fifteen (15) day period, or (iii) Sublessee vacates, abandons or surrenders all or any part of the Subleased Premises prior to the expiration date of this Sublease, or (iv) the appointment of a trustee or a receiver to take possession of all or substantially all of Sublessee’s assets occurs, or if the attachment, execution or other judicial seizure of all or substantially all of Sublessee’s assets located at the Subleased Premises, or of Sublessee’s interest in this Sublease, occurs, or (v) Sublessee or any of its successors or permitted assigns or sub-sublessees should file any voluntary petition in bankruptcy, reorganization or arrangement, or an assignment for the benefit of creditors or for similar relief under any present or future statute, law or regulation relating to the relief of debtors, or (vi) Sublessee or any of its successors or permitted assigns or sub-sublessees should be adjudicated bankrupt or have an involuntary petition in bankruptcy, reorganization or arrangement filed against it, or (vii) Sublessee (as a result of Sublessee’s or its agent’s actions or inactions, whether directly or indirectly) shall permit, allow or suffer to exist any lien, judgment, writ, assessment, charge, attachment or execution upon Sublessor’s or Sublessee’s interest in this Sublease or to the Subleased Premises and/or the fixtures, improvements and furnishings located thereon (and the same is not released, satisfied or transferred to bond pursuant to applicable Florida law within fifteen (15) days or any earlier time as may be required pursuant to the Lease as determined by Sublessor), or (viii) Sublessee breaches the provisions of Paragraph 15 of the Lease as if the same applied to Sublessee as the tenant thereunder (Assignment or Subletting); then Sublessee shall be in default hereunder. In the event that Sublessee is in default hereunder, Sublessor may avail itself of all remedies allowed at law or in equity, including, but not limited to, the following:

(A)

Sublessor shall have the right, at its election, to cancel and terminate this Sublease and to remove all persons and properties therefrom by summary proceedings; provided, however, that any such termination of this Sublease shall be at the option or election of Sublessor only and such termination and cancellation shall not take effect unless Sublessor shall so elect.

(B)

Sublessor shall have the right (1) to pursuant to the requirements of applicable Florida law and any computation stated in the Lease (and as may then be interpreted by Landlord) accelerate and declare immediately due and payable all Rent and other charges to be paid by Sublessee hereunder to the end of the Term, and to collect such Rent and charges immediately by distress proceedings or otherwise, at Sublessor's election or (2) in the event that Sublessee vacates, abandons or surrenders the Subleased Premises or in the event that Sublessor dispossesses Sublessee but does not elect to terminate this Sublease, then, without waiving its right to acceleration, Sublessor shall have the right to re-let the Subleased Premises, or portions thereof, for Sublessee's account, for such terms, rent and conditions as Sublessor may elect, applying the net rentals or avails of such re-letting (x) first, to the payment of Sublessor's expenses and dispossessing Sublessee and the costs and expenses of making such repairs and improvements to the Subleased Premises as may be necessary in order to enable Sublessor to re-let the same, (y) second, to the payment of any brokerage commissions or other necessary expenses of Sublessor in connection with such re-letting; and (z) third, the balance, if any, shall be applied by Sublessor from time to time, but in any event no less than once a month, on account of the payments due or payable by Sublessee hereunder, if any, with the right reserved to Sublessor to bring such actions and proceedings for the recovery of any deficits remaining unpaid as Sublessor may deem advisable from time to time, without being obligated to await the end of the Term for a final determination of Sublessee's account. The commencement or maintenance of any one or more actions shall not bar Sublessor from bringing other or subsequent actions for further accruals pursuant to the provisions of this section.

(C)

Sublessor shall have the right, to the extent applicable, to any additional remedies that may be afforded to Landlord under the Lease.

(D)

In addition to the foregoing clauses (A) through (C) and in no way in limitation of such clauses, in the event that this Sublease is terminated for the failure of Sublessee to timely pay Rent under this Sublease or any other sums that may be payable hereunder, then Sublessee shall pay to Sublessor a pro rata portion of an amount equal to $250,000.00, which amount is intended to represent (and should be calculated with such intention) the remaining amount of the brokerage commission paid by Sublessor with respect to the transactions contemplated hereby which Sublessor would not have gotten the benefit of as a result of such early termination of this Sublease.

(b)

Remedies Cumulative. The foregoing rights and remedies given to Sublessor herein are, and shall be deemed to be, cumulative, and the exercise of one shall not be deemed to be an election of remedies, and shall be deemed to be given to Sublessor in addition to any other and further rights granted to Sublessor by any of the other terms of this Sublease, or by law, and the failure upon the part of Sublessor at any time to exercise any right or remedy hereby given to it shall not be deemed to operate as a waiver by it of its right to exercise such right or remedy at any other or future time.

(c)

Rights of Sublessor. If Sublessee fails to timely perform any of its duties under this Sublease, Sublessor shall have the right (but not the obligation) after the expiration of any applicable notice and/or cure period, to perform such duty on behalf and at the expense of Sublessee, without further notice to Sublessee, and all sums incurred by Sublessor in performing such duty shall be considered Additional Rent under this Sublease and shall be due and payable upon demand by Sublessor.

(d)

Understanding Regarding Late Payment of Rent. The mere acceptance by Sublessor of late payments in the past shall not, regardless of any applicable laws to the contrary, thereafter be deemed to waive Sublessor’s right to strictly enforce this Sublease, including Sublessee’s obligation to make payments of Rent on the exact day the same is due and payable hereunder. Following the occurrence of a default by Sublessee, Sublessor shall have the right to require that any or all subsequent amounts paid by Sublessee to Sublessor hereunder, whether in the cure of the default in question or otherwise, be paid in the form of cash, money order, cashier’s or certified check drawn on an institution acceptable to Sublessor, or by other means approved by Sublessor, notwithstanding any prior practice of accepting payments in any different form.

13.

IMPROVEMENTS.

(a)

Generally. Sublessee shall not make any improvements, alterations, additions or changes to the Subleased Premises (collectively, the “Improvements”) without first procuring (i) the prior written consent of Sublessor thereto, which consent shall not be unreasonably withheld, delayed or conditioned and (ii) if required by the terms of the Lease, the prior written consent of Landlord to such Improvements. In the event that Sublesee shall propose any alterations, additions or improvements to be made by or on behalf of Sublessee that Sublessor has approved and that require the approval of Landlord pursuant to the terms of the Lease, Sublessor shall, with reasonable diligence, cooperate with Sublessee in obtaining such approval from Landlord. Sublessee hereby acknowledges and agrees that Sublessee is and shall remain responsible for one hundred percent (100%) of all costs and expenses (collectively, the “Costs”) incurred by Sublessee for the Improvements, which will be payable by Sublessee in good and immediately available U.S. funds. If all or any portion of the Costs are not timely paid, time being of the essence, it shall automatically be considered a default under this Sublease by Sublessee, without the necessity of notice to Sublessee, in which event Sublessor shall be entitled (at Sublessor’s option) to pay the unpaid portion of the Costs and charge Sublessee as Additional Rent such unpaid portion of the Costs, together with interest equal to the highest rate then allowed by law on the unpaid portion of the Costs, which interest shall begin to accrue on the date Sublessee fails to make any such payment and continuing until such sum has been paid in full. Notwithstanding anything contained herein to the contrary, with respect to any particular Costs described in the immediately preceding sentence that Sublessee honestly believes is in dispute, provided the same does not result in a default under the Lease, Sublessee shall be entitled to dispute the same and the same shall not be deemed a default hereunder, provided, that such Costs are, to the reasonable satisfaction of Sublessor, escrowed, bonded over or funds are otherwise set aside to adequately pay for the same once the dispute is resolved. Provided no default has occurred under this Sublease during the Term, upon the expiration of the Term, Sublessee shall be entitled to retain the Improvements, subject to any contrary terms under the Lease.

(b)

Sublessor’s Property. Upon the expiration or termination of the Term, Sublessee shall, at Sublessor’s option, either (a) allow the Improvements to remain in the Subleased Premises, in which event such Improvements shall be Sublessor’s property or (b) require Sublessee to remove any Improvements constructed upon the Subleased Premises and repair any damage caused thereby. In the event that Sublessee does not remove the Improvements as requested by Sublessor, Sublessor shall do so and any costs incurred in such removal and any repair of damage as a result thereof shall be payable by Sublessee to Sublessor on demand.

14.

SUBLESSOR’S OBLIGATION. In the event that Sublessee is not in default of its obligations hereunder, Sublessor shall (a) promptly as the same becomes due and payable under the Lease, pay to Landlord all of the rent (as defined in Section 5 of the Lease) and any other sums becoming due and payable under the Lease (not payable as a result of Sublessee not performing the applicable obligations thereunder as required hereby) and (b) shall otherwise perform those obligations (and only those obligations) that can only be performed by Sublessor thereunder as reasonably determined by Sublessor; it being understood by the parties hereto that as set forth in Section 8 hereof Sublessee is otherwise required to perform the obligations of “tenant” under the Lease . In the event that Sublessor shall fail to make any such payment or perform any such obligation, Sublessee shall have the right, but not the obligation, to make such payment or perform such obligation and any such payment made by Sublessee (and the costs of performing any such obligation by Sublessee) shall be payable by Sublessor to Sublessee, together with interest at the highest lawful rate, upon demand. Further, Sublessor shall indemnify Sublessee against any loss, expense (including reasonable attorneys’ and reasonable paralegals’ fees) or damage suffered by Sublessee in the event that a default occurs under the Lease as a result of non-payment or such non-performance by Sublessor as set forth above and the occurrence of the same results in the termination of this Sublease or the eviction or removal of Sublessee from the Leased Premises.

15.

INSPECTION. Sublessor and Landlord and their respective agents and representatives shall have the right to enter the Subleased Premises at any reasonable time during business hours after reasonable advance notice, or in the event of an emergency at any time without notice, to inspect the Subleased Premises, or to show the Subleased Premises to prospective lenders and tenants.

16.

HOLDING OVER. Sublessee shall have no right to occupy the Subleased Premises or any portion of the Subleased Premises after the expiration or termination of this Sublease. In the event that Sublessee or any party claiming by, through or under Sublessee holds over, Sublessor may exercise any and all remedies available to it at law or in equity to recover possession of the Subleased Premises for damages. For each month or partial month that Sublessee or any party claiming by, through or under Sublessee remains in occupancy of all or any portion of the Subleased Premises after the expiration or termination of this Sublease, Sublessee shall pay rent during the holdover period in an amount equal to two hundred percent (200%) of the Rent last due and payable under the Lease. No holding over by Sublessee after the expiration or termination of this Sublease shall be construed to extend the Term and the provisions of this Section 16 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Sublessor hereunder. If as a direct result of Sublessee’s holding over in the Subleased Premises after the expiration or termination of this Sublease, Sublessor suffers damages or incurs additional obligations to any third party, Sublessee covenants and agrees to indemnify and hold Sublessor harmless from and against such damages or additional obligations, including, without limitation, Sublessor’s attorneys’ fees.

17.

ATTORNEYS’ FEES. In the event that legal action is brought by either party against the other, the prevailing party shall be entitled to recover, as part of its damages, reasonable attorneys’ fees, paralegals’ fees and costs incurred in bringing and maintaining any such action, including those incurred out of court, in arbitration or mediation, at trial, on rehearing, or on appeal, or in the collection of judgments.

18.

BROKERAGE COMMISSIONS. Sublessor and Sublessee represent and warrant to each other that no services have been performed for either party in connection with the transaction hereby described by any broker, finder or salesperson other than by CB Richard Ellis and Cushman and Wakefield of Florida, Inc. whose fees shall be paid by Sublessor pursuant to the terms of separate agreements. Each party hereto shall indemnify and forever hold the other party harmless from and against any claim, loss, damage, cost and expense (including, without limitation, court costs and attorneys’ fees) which the other party may suffer or incur as a result of a breach of the foregoing covenants, representations or warranties by such party.

19.

NOTICES. All notices hereunder shall be in writing and shall be delivered (a) by certified mail, postage prepaid, return receipt requested or (b) by nationally recognized overnight courier service, addressed to the parties as follows:

If to Sublessor:

Scott Hendrix, Senior Vice President of

Operations

Tarragon Corporation

5900 North Andrews Avenue

Suite 500

Fort Lauderdale, Florida 33309

Telephone: (954) 245-3168

Facsimile: (954) 712-1255

Email: shendrix@tarragoncorp.com

With a copy to:

Marcy H. Kammerman, Executive Vice President

Tarragon Corporation

5900 North Andrews Avenue

Suite 500

Fort Lauderdale, Florida 33309

Telephone: (954) 245-3295

Facsimile: (954) 744-5850

Email: mkammerman@tarragoncorp.com

If to Sublessee:

Neil J. Katz Chief Executive Officer

Parlux Fragrances, Inc.

3725 S.W. 30th Avenue

Fort Lauderdale, Florida 33312

Telephone: (954) 316-9008, Extension: 8116

Facsimile: (954) 316-8155

Email: nkatz@parlux.com

With a copy to:

Joseph B. Reisman, Esquire

Peckar & Abramson

One Southeast Third Avenue

Suite 3050

Miami, Florida 33131

Telephone: (305) 358-2600

Facsimile: (305) 375-0328

Email: jreisman@pecklaw.com

After the Commencement Date, notices for Sublessor shall be sent to the parties listed above at an address to be forwarded to Sublessee in writing and for Sublessee shall be sent to the party listed above at the Leased Premises. Any notice given as aforesaid shall be deemed given when received or if unclaimed or delivery is refused, on the date delivery was first attempted.

20.

DAMAGE OR DESTRUCTION. In the event that any damage or destruction to the Subleased Premises, the Leased Premises or the Building entitles Sublessor to terminate the Lease, Sublessor, by written notice to Sublessee, may exercise its right to terminate the Lease and this Sublease shall terminate as of the date of such termination of the Lease.

21.

BINDING EFFECT. This Sublease shall be binding upon and inure to the benefit of Sublessor and Sublessor’s successors and assigns. This Sublease shall be binding upon and inure to the benefit of Sublessee and its permitted successors and assigns.

22.

ENTIRE AGREEMENT. This Sublease and the exhibits attached to this Sublease set forth all the covenants, promises, assurances, agreements, conditions, statements and understandings between Sublessor and Sublessee concerning the Subleased Premises, the Leased Premises and the Building and there are no representations or warranties, either oral or written, between or among them other than those expressly stated in this Sublease. This Sublease supersedes and revokes all previous negotiations, arrangements, letters of intent, offers to sublease, sublease proposals and information conveyed, whether oral or written, between the parties or their respective representatives or any other person purporting to represent Sublessor or Sublessee. No subsequent alteration, amendment, change or addition to this Sublease shall be binding upon Sublessor or Sublessee unless in writing signed by both parties and consented to by Landlord.

23.

NO WAIVER. The receipt by Sublessor of any Rent with knowledge of the breach of any covenant of this Sublease by Sublessee shall not be deemed a waiver of such breach or any subsequent breach of this Sublease by Sublessee and no provision of this Sublease shall be deemed to have been waived by either party unless such waiver is in writing signed by such party.

24.

TIME. Time is of the essence in the performance of the obligations under this Sublease.

25.

CONSENT OF LANDLORD. This Sublease is expressly subject to and conditioned upon the consent of Landlord hereto which consent is evidenced by Landlord’s signature on the consent form attached hereto and made a part hereof as Exhibit “E”. Sublessor agrees to forward to Landlord its submission for such consent within two (2) business days after Sublessor has received all of the documentation required for such submission as set forth and required by the Lease. Sublessor shall provide a copy to Sublessee of such submission with evidence that the same has been provided to Landlord at the same time provided to Landlord. Additionally, Sublessor shall keep Sublessee apprised of the status of such submission at all times it receives information from Landlord with regard thereto. Such consent must be provided within the time period set forth in the Lease or, at Sublessee’s option, Sublessee may terminate this Sublease.

26.

SEVERABILITY AND FLORIDA LAW. In the event that any portion of this Sublease shall be found to be unenforceable, then the parties agree that if the deletion of such unenforceable portion shall not affect the overall intent (nor materially impair the benefits negotiated by each party hereunder), the remainder of this Sublease shall remain in full force and effect. This Sublease and the terms and provisions hereof shall be governed by the laws of the State of Florida and, in the case of any dispute arising hereunder, the parties hereto agree that the laws of the State of Florida shall apply.

27.

RADON. Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, presents health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit.

28.

ESTOPPEL CERTIFICATE/SUBORDINATION. Sublessee covenants and agrees that it will, from time to time, upon request by Sublessor, execute and deliver to such persons as Sublessor may request, a statement in recordable form certifying that this Sublease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as so modified), stating the dates to which Rent and other charges payable under this Sublease have been paid, stating that Sublessor is not in default hereunder (or if Sublessee alleges a default, stating the nature of such alleged default), and further stating such other matters as Sublessor reasonably shall require. Sublessee accepts this Sublease subject to and subordinate to any mortgage, deed of trust or other lien presently existing or hereafter arising upon the Subleased Premises, and to any renewals, refinancings and extensions thereof, but Sublessee agrees that any such mortgagee shall have the right at any time to subordinate such mortgage, deed of trust or other lien to this Sublease on such terms and subject to such conditions as such mortgagee may deem appropriate in its discretion. Sublessor is hereby irrevocably vested with full power of authority to subordinate this Sublease to any mortgage, deed of trust or other lien now existing or hereafter placed upon the Subleased Premises, and Sublessee agrees upon demand to execute such further instruments subordinating this Sublease to any such liens as Sublessor may request.

29.

QUIET ENJOYMENT. Subject to the terms, covenants and conditions of this Sublease and except as otherwise herein provided, Sublessor agrees that, upon payment of the Rent as herein specified and the performance of all of the terms, covenants and conditions herein expressed on the part of Sublessee to be performed, neither Sublessor nor any party claiming by, through or under Sublessor shall disturb Sublessee’s peaceful and quiet enjoyment of the Subleased Premises during the Term. The covenant of quiet enjoyment given by Sublessor in this Section 28 is granted in lieu of any other covenant or warranty from Sublessor with respect thereto, whether express or implied by law.

30.

RULES AND REGULATIONS. Sublessee agrees to abide by all of the rules and regulations promulgated by Landlord in connection with the Subleased Premises, the Leased Premises and the Building and as supplemented from time to time. Neither Landlord nor Sublessor will be liable to Sublessee for violation of the same, or any other act or omission, by any other building tenant or occupant.

31.

LANDLORD’S LIEN. To secure the payment of all Rent and other sums of money due and to become due and the faithful performance of this Sublease by Sublessee, Sublessee hereby grants to Sublessor an express first and prior lien and security interest on all property (including fixtures, equipment, chattels and merchandise) which may be placed in or upon the Subleased Premises, and also upon all proceeds of any insurance which may accrue to Sublessee by reason of destruction of or damage to any such property. Such property shall not be removed therefrom without the written consent of Sublessor until all arrearages in rent and other sums of money then due to Sublessor hereunder shall first have been paid. This lien and security interest is given in addition to Sublessor’s statutory lien and shall be cumulative thereto. Concurrently with the execution of this Sublease (or later if requested by Sublessor at its discretion), Sublessee shall execute and deliver to Sublessor Uniform Commercial Code Financing Statements in sufficient form to that when properly filed, the security interest hereby given shall be perfected. The lien and security interest created hereby shall be terminated when all of the rent and other sums of money becoming due during the Term shall have been paid in full.

32.

BUILDING SIGNAGE. Subject to Landlord’s prior written approval and the terms of the Lease, Sublessor consents to Sublessee, at its option and sole cost, liability and expense, replacing Sublessor’s exterior building signage. In connection therewith, the provisions contained in the Lease with respect to such exterior building signage shall be in all respects be applicable to Sublessee’s obligations with respect thereto and Sublessee agrees to be bound by the same. Furthermore, if Sublessor is required by Landlord to remove its exterior building signage pursuant to the provisions of the Lease, Sublessor shall do so at its sole cost as set forth in the Lease.

33.

FURNITURE, ETC.: All existing furniture, workstations and appliances shall remain in the Leased Premises for Sublessee’s use (which include the Sublessee’s Fixtures and Equipment) with the exception of the items listed in Exhibit “F” attached hereto and made a part hereof. In consideration of the use, and conveyance and described herein, of the Sublessee’s Fixtures and Equipment, Sublessee shall pay to Sublessor (a) $10,000.00 to be paid by Sublessee to Sublessor upon delivery to Sublessee of Landlord’s consent to this Sublease (the “Initial Payment for Sublessee’s Fixtures and Equipment) and (b) the Additional Payment for Sublessee’s Fixtures and Equipment. Sublessor hereby (i) grants, bargains, sells and transfers to Sublessee the Sublessee’s Fixtures and Equipment, (ii) warrants it has good title and right to transfer the Sublessee’s Fixtures and Equipment to Sublessee, and (iii) warrants that the Sublessee’s Fxitures and Equipment is free and clear of all liens and encumbrances except for the landlord’s lien under the Lease and this Sublease and personal property taxes for the current year. Upon the Commencement Date, Sublessor shall transfer of title to the Sublessee’s Fixtures and Equipment to Sublessee by good and sufficient bill of sale in the form attached hereto as Exhibit “G” and made a part hereof. Sublessor and Sublessee agree to prorate personal property taxes applicable to the Sublessee’s Fixtures and Equipment for the calendar year 2008 (i.e. Sublessor to pay Sublessee for such prorated amount for the calendar month of January 2008) based upon the amount allocated thereto in the 2008 tax bill. Such prorated amount based on the highest allowable discount therefor shall be deducted from the amount of Rent payable by Sublessor in the calendar month of December 2008. In connection therewith, Sublessor and Sublessee shall cause all appropriate documentation to be executed and/or filed with the applicable governmental authorities so that the 2008 tax bill for the Sublessee’s Fixtures and Equipment is in the name of and forwarded to Sublessor at the time the 2008 tax bill is to be delivered.

34.

JURY TRIAL WAIVER. NEITHER SUBLESSEE NOR SUBLESSOR SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION BASED UPON, OR ARISING OUT OF, THIS SUBLEASE, ANY RELATED INSTRUMENT, ANY COLLATERAL OR THE DEALINGS OR THE RELATIONSHIP BETWEEN OR AMONG THE PARTIES, OR ANY OF THEM. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION, IN WHICH A JURY HAS BEEN WAIVED, WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT OR HAS NOT BEEN WAIVED. THE PROVISIONS OF THIS SECTION 30 HAVE BEEN FULLY DISCUSSED BY THE PARTIES HERETO. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 31 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

IN WITNESS WHEREOF, Sublessor and Sublessee have caused this Sublease to be duly executed as of the day and year first above written.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

WITNESSES:	SUBLESSOR:

/s/ D.J. Ruggiero	Tarragon South Development Corp., a Nevada corporation
Signature
D.J. Ruggiero
Print Name	By:	/s/ Marcy H. Kammerman
/s/ Jessica Worsham		Marcy H. Kammerman
Signature		Executive Vice President
Jessica Worsham
Print Name

SUBLESSEE:

/s/ Frank A. Buttacavoli	PARLUX FRAGRANCES, INC., a Delaware corporation
Signature
Frank A. Buttacavoli
Print Name	By:	/s/ Neil J. Katz
/s/ Jim Cahlin		Neil J. Katz
Signature		Chairman and CEO
Jim Cahlin
Print Name

EXHIBIT “A”

LEASE AGREEMENT

EXHIBIT “B”

LIST OF SUBLESSEE IMPROVEMENTS TO BE PERFORMED PRIOR TO THE COMMENCMENT DATE

1.

New T1 line and termination box to be added to computer room for Parlux testing.

2.

Additional electrical lines run for AS/400 and UPS systems.

3.

Allocated space in computer room to set up small server PC and router for testing.

4.

Access to computer room to allow testing of T1 line and communication systems.

EXHIBIT “C”

LIST OF SUBLESSEE’S FIXTURES AND EQUIPMENT

EXHIBIT “D”

ACH WIRING INSTRUCTIONS

EXHIBIT “E”

FORM OF LANDLORD’S CONSENT

EXHIBIT “F”

FURNITURE, WORKSTATIONS AND EQUIPMENT TO BE RETAINED AND REMOVED BY SUBLESSOR

All furniture, workstations, equipment and other items not listed on Exhibit “C”.

EXHIBIT “G”

FORM OF BILL OF SALE

SCHEDULE “A”

CALCULATION OF BASE RENT DURING LEASE TERM

Lease Year	Square Footage Rental	Annual	Monthly

2/01/08 – 6/30/08	$13.65	$0	$0

7/01/08 – 1/31/09	$13.65	$151,860.80	$21,694.40

2/01/09 – 1/31/10	$14.06	$268.152.32	$22.346.03

2/01/10 – 1/31/11	$14.48	$276,162.56	$23,013.55

2/01/11 – 1/31/12	$14.91	$284,363.52	$23,696.96

2/01/12 – 1/31/13	$15.36	$292,945.92	$24,412.16

2/01/13 – 1/31/14	$15.82	$301,719.04	$25,143.25

2/01/14 – 1/31/15	$16.29	$310,682.88	$25,890.24

2/01/15 – 1/31/16	$16.78	$320,028.16	$26,669.01

SCHEDULE “B”

CALCULATION OF ADDITIONAL RENT DURING LEASE TERM

Lease Year	Square Footage Rental	Annual	Monthly

2/01/08 – 6/30/08	$14.35	$0	$0

7/01/08 – 1/31/09	$14.35	$159,648.53	$22,806.93

2/01/09 – 1/31/10	$14.78	$281,884.16	$23,490.35

2/01/10 – 1/31/11	$15.22	$290,275.84	$24,189.65

2/01/11 – 1/31/12	$15.68	$299,048.96	$24,920.75

2/01/12 – 1/31/13	$16.15	$308,012.80	$25,667.73

2/01/13 – 1/31/14	$16.63	$317,167.36	$26,430.61

2/01/14 – 1/31/15	$17.13	$326,703.36	$27,225.28

2/01/15 – 1/31/16	$17.64	$336,430.08	$28,035.84

SCHEDULE “C”

CALCULATION OF RENT DIFFERENTIAL REIMBURSEMENT SCHEDULE

Lease Year	Square Footage Rental	Monthly

2/01/09 – 1/31/16		$2,119.11